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                          [LETTERHEAD OF MAGMA POWER]

NEWS RELEASE
FOR IMMEDIATE RELEASE

                                                   CONTACT: Thomas Davies
                                                            Andrea Bergofin
                                                            Kekst & Company
                                                            (212) 593-2655

                            MAGMA POWER RESPONDS TO
                                   NEW OFFER

     San Diego, California, October 21, 1994...Magma Power Company (Nasdaq NNM:
MGMA) today announced that its board of directors will consider the revised proposal by California Energy to purchase Magma. Magma Power urged all its stockholders to take no action on the revised California Energy offer until its board of directors has reviewed the offer and issued a recommendation to stockholders.

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